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                                                                      EXHIBIT 11


               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

              COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                      (In thousands, except per share data)


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

                                         Three months ended       Six months ended
                                               June 30,                June 30,
                                         ------------------      ------------------
                                          1999        1998        1999        1998
                                         ------      ------      ------      ------
Net earnings, basic basis                $2,646      $1,954      $5,443      $3,086
                                         ======      ======      ======      ======
Weighted average basic shares             7,150       2,901       6,606       2,918
                                         ------      ------      ------      ------
Basic earnings per share                 $  .37      $  .68      $  .82      $ 1.06
                                         ======      ======      ======      ======


Diluted net earning, basic basis          2,646       1,954       5,443       3,086
                                         ======      ======      ======      ======
Weighted average shares outstanding
  during the period, basic basis          7,150       2,901       6,606       2,918

Effect of dilutive options                   --         277          66         266
                                         ------      ------      ------      ------
Weighted average shares outstanding
  during the period, diluted basis        7,150       3,178       6,672       3,184
                                         ======      ======      ======      ======

Diluted earnings per share               $  .37      $  .62      $  .82      $  .97
                                         ======      ======      ======      ======
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